Exhibit 10.12

EXECUTION COPY

Loan No. ML RX0584-T3

THIRD SUPPLEMENT
TO THE MASTER LOAN AGREEMENT

          This THIRD SUPPLEMENT TO THE MASTER LOAN AGREEMENT (as the same may be amended, modified, supplemented, extended or restated from time to time, this “Third Supplement”), is entered into as of January 4, 2008, between COBANK, ACB (“CoBank”) and HUTCHINSON ACQUISITION CORP. (the “Borrower”), and supplements that certain Master Loan Agreement, dated as of even date herewith, between CoBank and the Borrower (as the same may be amended, modified, supplemented, extended or restated from time to time, the “MLA”). Capitalized terms used and not otherwise defined in this Third Supplement shall have the meanings assigned to them in the MLA. The parties hereto contemplate that immediately upon the closing of the MLA and this Third Supplement, the Borrower will merge with and into Hutchinson Telephone Company (“Hutchinson I”), with Hutchinson I being the survivor of such merger and having all rights and obligations of the Borrower pursuant to the terms of the MLA and this Third Supplement.

          SECTION 1. The Term Loan. On the terms and conditions set forth in the MLA and this Third Supplement, CoBank agrees to make a loan to the Borrower (the “Loan”), by means of a single advance, on the Closing Date (as defined in Section 3 of this Third Supplement) in an aggregate principal amount not to exceed $3,000,000 (the “Commitment”). Under the Loan, amounts borrowed and later repaid or prepaid may not be reborrowed.

          SECTION 2. Purpose. The proceeds of the Loan shall be used by the Borrower (i) to acquire all of the ownership interests of Hutchinson Telephone Company (the “Acquisition”), and (ii) to pay fees and expenses associated with the Loan. The Borrower agrees that the proceeds of the Loan shall be used only for the purposes set forth in this Section 2.

          SECTION 3. Availability. Subject to Sections 2 and 6 of the MLA and Section 8 of this Third Supplement, the Loan will be advanced in a single advance on the date on which all conditions precedent to the Loan are satisfied (the “Closing Date”); provided, however, that the Closing Date shall occur no later than January 4, 2008.

          SECTION 4. Interest.

          (A) Interest Rate; Etc. The unpaid principal balance of the Loan shall accrue, and the Borrower agrees to pay, interest at a variable rate (rounded upward to the nearest 1/100th and

Third Supplement to the Master Loan Agreement/Hutchinson Acquisition Corp.
Loan No. RX0584-T3

adjusted for reserves required on Eurocurrency Liabilities (as hereinafter defined in this Subsection 4(A)) for banks subject to FRB Regulation D (as hereinafter defined in this Subsection 4(A)) or required by any other federal law or regulation) per annum (the “Variable Rate”) equal at all times to the annual rate quoted by the British Bankers Association (the “BBA”) at 11:00 a.m. London time for the offering of seven-day U.S. dollar deposits, as published by Bloomberg or another major information vendor listed on BBA’s official website on the first U.S. Banking Day (as hereinafter defined in this Subsection 4(A)) in each week with such rate to change weekly on such day plus a margin equal to 2.75%. The rate shall be reset automatically, without the necessity of notice being provided to the Borrower or any other party, on the first U.S. Banking Day of each succeeding week, and each change in the rate shall be applicable to all balances subject to this option. Information about the then-current rate shall be made available upon telephonic request. “U.S. Banking Day” means a day on which CoBank is open for business and banks are open for business in New York, New York. “Eurocurrency Liabilities” has the meaning as set forth in FRB Regulation D. “FRB Regulation D” means Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended from time to time.

          (B) Payment and Calculation. The Borrower shall pay interest on the Loan monthly in arrears on the 20th day (or such other day as CoBank shall elect in writing) of each month and on the Maturity Date. Interest shall be calculated on the actual number of days the Loan, or any part thereof, is outstanding on the basis of a year consisting of 360 days. In calculating accrued interest, the date the Loan is made shall be included and the date any principal amount of the Loan is repaid or prepaid shall be excluded as to such amount. If any date for the payment of interest is not a Business Day, then the interest payment then due shall be paid on the next Business Day.

          SECTION 5. Prepayment. The Borrower may, on any Business Day, prepay the Loan in full or in part without premium or penalty.

          SECTION 6. Repayment. On April 3, 2008 (the “Maturity Date”), the amount of the then unpaid principal balance of the Loan and any and all other amounts due and owing hereunder or under any other Loan Document relating to this Loan shall be due and payable. If the Maturity Date not a Business Day, then the amount then due shall be paid on the next Business Day and shall continue to accrue interest until paid.

          SECTION 7. Security. The Loan is secured and guaranteed by (i) that certain Mortgage and Security Agreement and Fixture Financing Statement, dated on or about the date hereof, made by Hutchinson I, as successor by merger to the Borrower, in favor of CoBank (as the same may be amended, modified, supplemented, extended or restated from time to time, the “Mortgage”) pursuant to which Hutchinson I has granted to CoBank a first-priority lien on substantially all of its now owned or hereafter acquired real property; (ii) that certain Security

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Loan No. RX0584-T3

Agreement, dated as of even date herewith, made by Hutchinson I, as successor by merger to the Borrower, in favor of CoBank (as the same may be amended, modified, supplemented, extended or restated from time to time, the “Security Agreement”), pursuant to which Hutchinson I has granted to CoBank a first-priority security interest in substantially all of its now owned or hereafter acquired tangible and intangible personal property; (iii) that certain Stock Pledge Agreement, dated as of even date herewith, made by Hutchinson I, as successor by merger to the Borrower, in favor of CoBank (as the same may be amended, modified, supplemented, extended or restated from time to time, the “Hutchinson I Pledge Agreement”), pursuant to which Hutchinson I has pledged to CoBank on a first-priority basis all now owned or hereafter acquired capital stock or voting securities of any entity of which Hutchinson I now owns or hereafter acquires 25%or more of the issued and outstanding capital stock or voting securities (excluding its membership interest in EN-TEL Communications, LLC); (iv) that certain Continuing Guaranty, dated as of even date herewith, made by the Borrower, the Parent Guarantor, Western Telephone Company (“WTC”), Peoples Telephone Company (“PTC”), New Ulm Phonery, Inc. (“Phonery”), New Ulm Cellular #9, Inc. (“Cellular”), New Ulm Long Distance, Inc. (“Long Distance”), Hutchinson Cellular, Inc. (“Hutchinson II”), Hutchinson Telecom, Inc. (“Hutchinson III”) and the Parent Guarantor (each, excluding the Borrower, a “Loan Party Guarantor” and collectively, the “Loan Party Guarantors”) in favor of CoBank (as the same may be amended, modified, supplemented, extended or restated from time to time, the “Guaranty”); and (v) that certain Stock Pledge Agreement, dated as of the date herewith, made by Hutchinson II in favor of CoBank (as the same may be amended, modified, supplemented, extended or restated from time to time, the “Hutchinson II Stock Pledge Agreement”), pursuant to which Hutchinson II has pledged to CoBank on a first-priority basis all now owned or hereafter acquired capital stock or voting securities of any entity of which Hutchinson II now owns or hereafter acquires 25%or more of the issued and outstanding capital stock or voting securities (excluding its membership interests in Direct Communications, LLC, Page-All, LLC, and SHAL, LLC and except as otherwise agreed to in writing by CoBank).

The Guaranty is secured by (i) those certain Security Agreements, each dated as of even date herewith, and each made by such Loan Party Guarantor for the benefit of CoBank (as the same may be amended, modified, supplemented, extended or restated from time to time, individually, a “Guarantor Security Agreement” and collectively, the “Guarantor Security Agreements”), pursuant to which such Loan Party Guarantor has granted to CoBank a first-priority lien and security interest in substantially all of its now owned or hereafter acquired personal property, (ii) those certain Mortgage and Security Agreements and Fixture Financing Statements, each made by such Loan Party Guarantor in favor of CoBank (as the same may be amended, modified, supplemented, extended or restated from time to time, individually, a“Guarantor Mortgage” and collectively, the “Guarantor Mortgages”) pursuant to which such Loan Party Guarantor has granted to CoBank a first-priority lien on all of its now owned or hereafter acquired real property, and (iii) that certain Stock Pledge Agreement, dated as of the date herewith, made by the Parent Guarantor in favor of CoBank (as the same may be amended, modified, supplemented,

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extended or restated from time to time, the “Parent Stock Pledge Agreement”), pursuant to which the Parent Guarantor has pledged to CoBank on a first-priority basis all now owned or hereafter acquired capital stock or voting securities of any entity of which the Parent Guarantor now owns or hereafter acquires 25% or more of the issued and outstanding capital stock or voting securities.

The Borrower agrees, and agrees to cause each Loan Party, to take such steps, including, without limitation, the execution and filing and recordation of security agreements, financing statements, irrevocable stock power and collateral assignments, and amendments to any of the foregoing, including, without limitation, those certain Deposit Account Control Agreements, each dated as of even date herewith, and each by the Borrower, WTC, PTC or Hutchinson I, as applicable, the financial institution identified therein and CoBank, and such other instruments and documents as CoBank may from time to time reasonably require to enable CoBank to obtain, perfect and maintain its security interests in such property and the payment of any applicable documentary stamp or similar taxes. Furthermore, the Borrower agrees, and agrees to cause each Loan Party, to take such steps, including the execution and recordation and filing of any mortgage agreements, or any fixture filings, and amendments to the foregoing, and such other instruments and documents, as CoBank may reasonably request from time to time to enable CoBank to obtain, perfect, and maintain a lien on any real property interests of such entity as CoBank shall determine in its reasonable discretion, and the payment of any applicable mortgage recording tax, documentary stamp taxes or similar taxes.

          SECTION 8. Additional Conditions Precedent. In addition to the conditions precedent set forth in the MLA, CoBank’s obligation to make the Loan is subject to the satisfaction of the following conditions precedent on or before the date of such advance:

          (A) Capital Contribution to CoBank. That the Borrower has acquired participation certificates in CoBank in an initial amount of $1,000;

          (B) Closing of Term and Revolving Loans. That all conditions precedent to the First and Second Supplements to the Master Loan Agreement, each dated as of even date herewith, have been satisfied;

          (C) Closing of Parent Guarantor Loan. That all conditions precedent to the Parent Guarantor Loan have been satisfied;

          (D) Consummation of Acquisition. That CoBank receive evidence satisfactory to it that the Merger is being consummated concurrently herewith on terms and conditions substantially consistent with that certain Agreement and Plan of Merger, dated as of August 3, 2007, as amended;

Third Supplement to the Master Loan Agreement/Hutchinson Acquisition Corp.
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          (E) Opinions. That CoBank receive, in form and content reasonably acceptable to CoBank, opinions of counsel (who shall be reasonably acceptable to CoBank) for each Loan Party;

          (F) No Material Adverse Change. That from December 31, 2006 to the date of the Loan there has not occurred any event which has had or could reasonably be expected to have a Material Adverse Effect on the business or prospects of any Loan Party;

          (G) Representations and Warranties. That the representations and warranties of each Loan Party contained in the MLA, this Third Supplement and any other Loan Document to which they are party be true and correct in all material respects on and as of the date of the Loan, as though made on and as of such date;

          (H) Closing Certificate. That CoBank receive a certificate, in the form of Exhibit A attached hereto, dated as of the Closing Date, from the President of the Borrower as to, among other things, the continuing truth and accuracy of the representations and warranties of each Loan Party under the Loan Documents to which it is a party and the satisfaction of each of the conditions applicable to the making of the Loan; and

          (I) Other Information. That CoBank receive such other information regarding the condition, financial or otherwise, and operations of each Loan Party as CoBank shall request and such other opinions, certificates or documents as CoBank shall reasonably request.

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Third Supplement to the Master Loan Agreement/Hutchinson Acquisition Corp.
Loan No. RX0584-T3

          IN WITNESS WHEREOF, the Borrower has caused this Agreement to be executed and delivered, and CoBank has caused this Agreement to be executed and delivered, each by its respective duly authorized officer as of the date first shown above.

HUTCHINSON ACQUISITION CORP.

By:	/s/ Nancy Blankenhagen

Name: Nancy Blankenhagen
Title: Chief Financial Officer

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Third Supplement to the Master Loan Agreement/Hutchinson Acquisition Corp.
Loan No. RX0584-T3

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COBANK, ACB

By:	/s/ Roger Opp

Roger Opp
Vice President